1. Name and Address of Reporting Person
   Cates, George E.
   6584 Poplar Avenue
   Suite 300
   Memphis, TN 38138-
2. Issuer Name and Ticker or Trading Symbol
   Mid-America Apartment Com. Inc (MAA)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   04/02/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Preferred Stock                                                                            9000           I           JTWROS
Common Stock                    04/02/2003            M         10000       A   $19.7500   354796.4457    D
Common Stock                                                                               4417.0694      I           Spouse
Common Stock                                                                               11428.383      I           Keough Plan
Common Stock                                                                               6114.146       I           IRA
Common Stock                                                                               68367.9396     I           JTWROS
Common Stock                                                                               5020.365       I           Spouse IRA
Common Stock                                                                               -0             I           ESOP
                                                                                                                      Co-Trustee
Common Stock                                                                               0              I           Estate
                                                                                                                      Trustee
Common Stock                                                                               41360          I           George E.
                                                                                                                      Cates Family
                                                                                                                      L.P.

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $22.14                                                    02/20/2011 Common                      36500   D
Options                                                                          Stock
(Right to
buy)
Stock       $22.1875                                                  02/22/2010 Common                      36500   D
Options                                                                          Stock
(Right to
buy)
Stock       $22.25                                                    02/17/2009 Common                      30000   D
Options                                                                          Stock
(Right to
buy)
Stock       $23.05                                                    06/01/2000 Common                      50000   D
Options                                                                          Stock
(Right to
buy)
Stock       $28.9375                                                  02/11/2008 Common                      20000   D
Options                                                                          Stock
(Right to
buy)
Phantom     $0                                                                   Common                      317.964 D
Stock                                                                            Stock                       7
Stock       $19.75   04/02/2         M               10000 02/04/1995 02/04/2004 Common  10000    $0.0000    50000   D
Option               003                                                         Stock
Stock       $26.5                                                     02/14/2006 Common                      25000   D
Option                                                                           Stock
Stock       $29.5                                                     02/12/2007 Common                      40000   D
Option                                                                           Stock
Limited     $24.5                                                                Common                      197591  D
Partnership                                                                      Stock
Units
Limited     $28.5                                                                Common                      3642.44 D
Partnership                                                                      Stock
Units
Limited     $24.5                                                                Common                      38203   I       Spouse
Partnership                                                                      Stock
Units

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Leslie Bratten Cantrell Wolfgang

DATE
04/04/2003